EXHIBIT 99.1

Community Shores Reports 2010 Third Quarter Results

MUSKEGON, Mich., Nov. 2, 2010 (GLOBE NEWSWIRE) -- Community Shores Bank Corporation (Nasdaq:CSHB) ("Community Shores"), Muskegon's only locally headquartered independent community banking organization, today reported a third quarter net loss of $3.92 million, or ($2.67) per diluted share, compared to a net loss of $0.57 million, or ($0.39) per diluted share, for the 2009 third quarter. For the 2010 nine months year-to-date, the Company recorded a net loss of $5.55 million, or ($3.78) per diluted share, compared to a net loss of $2.17 million, or ($1.48) per diluted share, for the first nine months of 2009. Third quarter's results were heavily impacted by impairments on troubled assets to reflect declining property valuations in Community Shores' markets.

Heather D. Brolick, president and chief executive officer of Community Shores Bank Corporation, commented, "We are disappointed that real estate valuations in our marketplace have not stabilized sufficiently to provide a confidence level for real estate investors to move forward. The lack of comparative data has made it difficult to value our portfolio of foreclosed properties as well as our impaired loans collateralized by real estate. We are hopeful that the substantial write-downs and impairments we recorded this quarter will address these issues and in the case of our foreclosed properties, facilitate sales.

"Although our western Michigan economy is not improving rapidly enough to stimulate a recovery in our real estate markets, we are seeing positive signs on the horizon. Several economic indicators are inching upward from their low points earlier in the year, including manufacturing employment, a pillar of the Michigan economy. Loan demand still remains sluggish, so we have utilized surplus cash to build our investment portfolio and maintain a higher level of liquid reserves. While uncertainties remain in our economy and in our problem asset portfolio, we believe it is of primary importance to maintain large liquidity reserves. With nearly 25 percent of our balance sheet in cash and liquid investments, interest income has been impacted, but we have managed to offset much of this decline with lower funding costs. We believe the value provided by robust liquidity reserves outweighs the incremental additional leverage and the impact on our net interest margin.

"Meanwhile, we continue to address our ongoing banking activities with the same discipline as always. Our operating expenses, exclusive of higher OREO and regulatory costs, have remained stable. Our nonperforming assets are slowly declining. And our banking customers continue to provide a growing level of retail deposits."

Operating Results

Revenue for the third quarter of 2010, including net interest income and noninterest income, was $2.05 million, down 6.9 percent from the year-ago quarter. Net interest income and noninterest income both contributed to the decline. Net interest income was $1.68 million, down 6.46 percent from the $1.80 million earned in the year-ago quarter. Results reflect a 31 basis point contraction in the net interest margin, to 2.83 percent. Although average earning assets increased by 4.43 percent, third quarter 2010 net interest income went down. The 2010 third quarter includes a prepayment charge of $88,000 from the repayment of $4.5 million of FHLB advances bearing an average interest rate of six percent as well as an earning asset mix that is more heavily weighted in cash equivalents and investment securities. Cash equivalents and investment securities averaged $64.1 million for 2010's third quarter; 50 percent higher than the year earlier quarter.

Year-to-date, the Company reported a 4.0 percent decline in total revenue. Net interest income earned in the first nine months of 2010 was $5.16 million, up 2.7 percent from the year-ago period; the net interest margin expanded by eight basis points to 3.00 percent, while average earning assets grew 4.4 percent.

For the 2010 third quarter, the Company reported noninterest income of $369,000. Excluding third quarter losses on the disposal of foreclosed real estate-owned ("OREO") of $50,000 in 2010 and $11,000 in 2009, noninterest income from operations was $419,000 for the 2010 September quarter compared to $416,000 for the prior-year quarter. For the nine-months year to date, 2010 noninterest income was $1.22 million compared to $1.62 for the year-ago period. Excluding net gains on the sale of securities and foreclosed assets noninterest income from operations declined $159,000 or 11.6 percent from the prior-year nine-months. Gains from the sale of mortgage loans reflect quarterly improvement during 2010, but declined year-to-date by $80,000 or 29.6 percent compared to the 2009 nine-month period. Service charges on depository accounts likewise reflect quarterly improvement throughout 2010, but declined year-to-date by $103,000 or 15.1 percent compared to the year-earlier nine-month period. The 2010 third quarter provision for loan and lease losses was $2.02 million, compared to $445,000 for the 2009 third quarter. Year-to-date, Community Shores added $3.38 million to its loan and lease loss reserves compared to $923,000 for the comparable 2009 period. As of September 30, 2010, the allowance for loan and leases losses was $4.54 million, or 2.65 percent of total loans, compared to 2.05 percent at 2009 year-end and 1.47 percent for the year-ago quarter.

Noninterest expense for the third quarter of 2010 was $3.95 million compared to $2.32 million for the year-ago quarter, up $1.6 million or 70 percent. For the nine-month periods, 2010 noninterest expense was $8.54 million compared to $6.91 million for the 2009 period, up $1.6 million or 24 percent. Excluding increased regulatory costs and expenses associated with the management of foreclosed properties, core operating expenses have been extremely well-controlled. Year-to-date, they declined $240,000, or about four percent from the 2009 nine-month period. However, OREO and regulatory expenses increased $1.67 million, to $2.12 million, for the current quarter, and grew $1.9 million, to $3.09 million, for the first nine-months of 2010. A foreclosed asset impairment charge of $1.6 million in the third quarter of 2010 accounts for the majority of the quarterly and year-over-year growth in OREO expense.

Balance Sheet

Total assets as of September 30, 2010 were $248 million, up $16.3 million, or 7.0 percent, from 2009 year-end. Virtually all of the growth has been in the form of liquidity reserves which increased to 25 percent of total assets at September 30, 2010 from 13 percent at year-end 2009; cash-equivalents and securities increased $31.0 million, to $61.3 million, more than doubling over the past nine months. Total loans held for investment as of September 30, 2010 were $171 million, down $12.7 million, or 6.9 percent, from December 31, 2009. Total deposits as of the 2010 September quarter-end were $223 million, an increase of $24.2 million from 2009 year-end.

Asset Quality

Nonperforming assets, consisting of nonperforming loans (nonaccrual plus loans over 90 days delinquent), OREO, and other repossessed assets, were $15.1 million, or 6.08 percent of total assets, a decline of approximately $700,000 from the $15.8 million (6.82 percent of total assets) at December 31, 2009. Net charge-offs for the third quarter of 2010 were $617,000, or 1.40 percent of average loans on an annualized basis; this compares to $213,000 (0.45 percent annualized) for the prior-year third quarter. In the first nine months of 2010, Community Shores charged-off $2.62 million (1.94 percent annualized) compared to $2.48 million (1.69 percent annualized) for the 2009 nine month period.

Capital

Consolidated shareholders' equity was $4.58 million as of September 30, 2010, compared to $12.6 million at September 30, 2009. As of September 30, 2010, the Bank's Tier I leverage was 5.20 percent of total assets, while Tier I Capital and Total Risk-based Capital were at 7.25 percent and 8.52 percent of total risk-weighted assets, respectively.

Ms. Brolick concluded, "We continue to fulfill our community banking mandate of providing banking services to small businesses and consumers within our western Michigan footprint. Our operations are more efficient than ever, and we are making every effort to mitigate current and potential risks in our loan portfolio while we wait for further improvement in our economy."

About the Company

Community Shores Bank Corporation is the only independent community banking organization headquartered in Muskegon. The Company serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from four branch offices. Community Shores Bank opened for business in January 1999, and has grown to $248 million in assets. The Company's stock is listed on the NASDAQ Capital Market under the symbol 'CSHB.' For further information, please visit the Company's web site at: www.communityshores.com.

Forward Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; changes in the local real estate market; and other factors, including risk factors, referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Quarterly					Year to date
	2010	2010	2010	2009	2009
(dollars in thousands except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2010	2009

EARNINGS
Net interest income	1,682	1,764	1,711	1,763	1,798	5,157	5,023
Provision for loan and lease losses	2,023	833	529	1,684	445	3,385	923
Noninterest income	369	366	485	350	405	1,219	1,621
Noninterest expense	3,949	2,486	2,108	4,085	2,324	8,542	6,908
Pre tax expense	(3,921)	(1,189)	(440)	(3,656)	(566)	(5,550)	(1,188)
Net loss	(3,921)	(1,189)	(440)	(2,789)	(566)	(5,550)	(2,174)
Basic loss per share	$ (2.67)	$ (0.81)	$ (0.30)	$ (1.90)	$ (0.39)	$ (3.78)	$ (1.48)
Diluted loss per share	$ (2.67)	$ (0.81)	$ (0.30)	$ (1.90)	$ (0.39)	$ (3.78)	$ (1.48)
Average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800
Average diluted shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800

PERFORMANCE RATIOS
Return on average assets	-6.04%	-1.87%	-0.73%	-4.71%	-0.89%	-2.94%	-1.13%
Return on average common equity	-195.41%	-51.71%	-16.26%	-90.29%	-17.33%	-79.24%	-20.56%
Net interest margin	2.83%	3.04%	3.16%	3.30%	3.14%	3.00%	2.92%
Efficiency ratio	192.56%	116.73%	95.96%	193.30%	105.52%	133.96%	103.98%
Full-time equivalent employees	72	71	69	71	72	72	72

CAPITAL
End of period equity to assets	1.85%	3.21%	3.67%	4.21%	5.24%	1.85%	5.24%
Tier 1 capital to end of period assets	1.62%	3.03%	3.60%	4.13%	5.12%	1.62%	5.12%
Book value per share	$ 3.12	$ 5.71	$ 6.34	$ 6.63	$ 8.60	$ 3.12	$ 8.60

ASSET QUALITY
Gross loan charge-offs	638	1,023	1,015	698	232	2,676	2,530
Net loan charge-offs	617	1,012	994	692	213	2,623	2,484
Net loan charge-offs to avg loans (annualized)	1.40%	2.22%	2.18%	1.49%	0.45%	1.94%	1.69%
Allowance for loan and lease losses	4,544	3,138	3,318	3,782	2,790	4,544	2,790
Allowance for losses to total loans	2.65%	1.74%	1.83%	2.05%	1.47%	2.65%	1.47%
Past due and nonaccrual loans (90 days)	9,392	7,988	8,853	9,152	8,351	9,392	8,351
Past due and nonaccrual loans to total loans	5.47%	4.43%	4.89%	4.97%	4.41%	5.47%	4.41%
Other real estate and repossessed assets	5,676	6,843	6,975	6,627	6,685	5,676	6,685
NPA +90 day past due to total assets	6.08%	5.67%	6.25%	6.82%	6.23%	6.08%	6.23%

END OF PERIOD BALANCES
Loans	171,673	180,146	181,219	184,318	189,325	171,673	189,325
Total earning assets	230,772	240,019	232,753	212,877	220,974	230,772	220,974
Total assets	247,737	261,411	253,356	231,430	241,228	247,737	241,228
Deposits	222,844	229,153	220,513	198,577	203,382	222,844	203,382
Shareholders' equity	4,579	8,387	9,309	9,740	12,631	4,579	12,631

AVERAGE BALANCES
Loans	175,708	182,003	182,556	186,075	190,813	180,064	195,808
Total earning assets	239,779	234,185	220,295	217,766	233,498	231,491	234,576
Total assets	259,462	254,174	240,924	237,094	254,550	251,588	257,253
Deposits	231,433	221,394	205,582	198,962	216,491	219,564	220,323
Shareholders' equity	8,026	9,198	10,824	12,356	13,065	9,339	14,100

Community Shores Bank Corporation
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	09/30/10	09/30/09	09/30/10	09/30/09

Interest and dividend income
Loans, including fees	$ 2,768,788	$ 3,104,682	$ 8,428,987	$ 9,376,110
Securities	217,413	230,606	634,107	731,150
Federal funds sold, FHLB dividends and other interest income	21,280	8,728	44,403	32,240
Total interest income	3,007,481	3,344,016	9,107,497	10,139,500
Interest expense
Deposits	1,108,847	1,357,813	3,343,353	4,565,492
Repurchase agreements and federal funds purchased
and other debt	17,616	16,653	58,944	36,292
Federal Home Loan Bank advances and notes payable	199,215	171,614	547,777	515,007
Total interest expense	1,325,678	1,546,080	3,950,074	5,116,791

Net interest Income	1,681,803	1,797,936	5,157,423	5,022,709
Provision for loan losses	2,022,923	444,900	3,384,727	923,300

Net interest income after provision for loan losses	(341,120)	1,353,036	1,772,696	4,099,409
Noninterest income
Service charges on deposit accounts	205,832	236,544	579,655	682,928
Mortgage loan referral fees	0	1,694	0	17,114
Gain on sale of loans	83,947	64,312	190,784	271,054
Gain on sale of securities	0	0	79,814	273,010
Gain (loss) on disposal of other real estate owned	(49,814)	(11,046)	(71,125)	(22,087)
Other	128,849	113,517	440,041	399,354
Total noninterest income	368,814	405,021	1,219,169	1,621,373

Noninterest expense
Salaries and employee benefits	1,022,220	1,016,636	3,061,423	3,221,516
Occupancy	165,237	155,044	479,524	485,508
Furniture and equipment	138,363	165,540	442,948	503,397
Advertising	11,259	28,028	48,526	60,245
Data processing	135,083	118,442	395,106	370,897
Professional services	164,653	142,906	405,600	371,753
Foreclosed asset impairment	1,588,168	178,320	1,972,789	298,062
Other	723,594	519,548	1,736,353	1,596,948
Total noninterest expense	3,948,577	2,324,464	8,542,269	6,908,326

Loss before income taxes	(3,920,883)	(566,407)	(5,550,404)	(1,187,544)
Federal income tax expense	0	0	0	985,961
Net loss	$ (3,920,883)	$ (566,407)	$ (5,550,404)	$ (2,173,505)

Weighted average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800
Diluted average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800
Basic loss per share	$ (2.67)	$ (0.39)	$ (3.78)	$ (1.48)
Diluted loss per share	$ (2.67)	$ (0.39)	$ (3.78)	$ (1.48)

Community Shores Bank Corporation
Condensed Consolidated Statements of Condition

	September 30,	December 31,	September 30,
	2010	2009	2009
	(Unaudited)	(Audited)	(Unaudited)

ASSETS
Cash and due from financial institutions	$ 2,759,910	$ 2,161,388	$ 3,013,420
Interest-bearing deposits in other financial institutions	23,762,066	662,700	2,316,738
Total cash and cash equivalents	26,521,976	2,824,088	5,330,158

Securities
Available for sale	34,823,196	21,650,026	22,833,676
Held to maturity	0	5,841,421	6,094,131
Total securities	34,823,196	27,491,447	28,927,807

Loans held for sale	1,170,141	1,070,692	1,439,564

Loans	170,502,544	183,247,827	187,885,202
Less: Allowance for loan losses	4,544,431	3,782,132	2,790,416
Net loans	165,958,113	179,465,695	185,094,786

Federal Home Loan Bank stock	513,600	404,100	404,100
Premises and equipment, net	10,945,436	11,293,169	11,384,618
Accrued interest receivable	794,495	885,103	950,944
Foreclosed Assets	5,673,287	6,440,916	6,524,040
Other assets	1,337,172	1,554,849	1,171,626
Total assets	$ 247,737,416	$ 231,430,059	$ 241,227,643

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non interest-bearing	$ 25,417,038	$ 24,884,625	$ 21,567,499
Interest-bearing	197,427,294	173,691,984	181,814,969
Total deposits	222,844,332	198,576,609	203,382,468

Federal funds purchased and repurchase agreements	10,114,988	7,000,327	9,150,085
Federal Home Loan Bank advances	0	6,000,000	6,000,000
Subordinated debentures	4,500,000	4,500,000	4,500,000
Notes payable	5,000,000	5,000,000	5,000,000
Accrued expenses and other liabilities	699,409	613,132	563,831
Total liabilities	243,158,729	221,690,068	228,596,384

Shareholders' Equity
Preferred Stock, no par value: 1,000,000 shares
authorized and none issued	0	0	0
Common Stock, no par value: 9,000,000 shares authorized,
1,468,800 issued	13,296,691	13,296,691	13,296,691
Retained deficit	(9,284,699)	(3,734,295)	(945,421)
Accumulated other comprehensive income	566,695	177,595	279,989

Total shareholders' equity	4,578,687	9,739,991	12,631,259
Total liabilities and shareholders' equity	$ 247,737,416	$ 231,430,059	$ 241,227,643
CONTACT:  Community Shores Bank Corporation
          Heather D. Brolick, President and CEO
            1-231-780-1845
            hbrolick@communityshores.com
          Tracey A. Welsh, Senior Vice President and CFO
            1-231-780-1847
            twelsh@communityshores.com